Exhibit (d)(40)

Amendment to Investment Sub-Advisory Agreement

This Amendment dated as of November 29, 2019 (this “Amendment”) is to the Investment Advisory Agreement dated as of September 10, 2019, as amended (the “Agreement”), by and between Financial Investors Trust (the “Trust”), a Delaware statutory trust, Emerald Mutual Fund Advisers Trust (the “Adviser”), a Delaware statutory trust and Liberty Cove LLC, a Delaware limited liability company (the “Sub-Adviser”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust, the Adviser, and the Sub-Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Effective as of the date of this Amendment, Appendix A of the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by referenced herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

Emerald Mutual Fund Advisers Trust	Liberty Cove LLC

By:	/s/ Daniel W. Moyer IV	By:	/s/ Matthew Jensen
	Name: Daniel W. Moyer IV		Name: Matthew Jensen
	Title: Executive Vice President		Title: Chief Operating Officer

FINANCIAL INVESTORS TRUST, with respect to the Fund listed in Appendix A

By:	/s/ Bradley J. Swenson
Name: Bradley J. Swenson
Title: President

Appendix A

Emerald Select trueLiberty Income Fund